Exhibit 99.1

Gaia Reports Second Quarter 2018 Results

Subscribers Increase 68% with Streaming Revenue up 65%

BOULDER, CO, August 6, 2018 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 vs. Same Year-Ago Quarter

▪	68% subscriber growth generated 65% increase in streaming revenues
▪	Gross margin up 70 basis points to 86.8%

“The second quarter was highlighted by the continuation of strong subscriber growth,” said Jirka Rysavy, Gaia’s CEO. “We remain ahead of the growth rate needed to achieve our subscriber goal for the end of 2019, while investing approximately $1.0 million less than our targeted rate for customer acquisition even during our seasonally slowest quarter. We also expanded our geographic reach to over 180 countries.”

Gaia’s paying subscriber count increased 68% to 466,000 on June 30, 2018, from 277,800 on June 30, 2017.

Second Quarter 2018 Financial Results

Total revenues in the second quarter increased 59% to $10.5 million from $6.6 million in the year-ago quarter. This was due to 65% growth in streaming revenues, which was driven by the 68% increase in paying subscribers versus June 30, 2017.

Gross profit in the second quarter increased 61% to $9.1 million compared to $5.6 million in the year-ago quarter. Gross margin increased 70 basis points to 86.8% from 86.1% in the second quarter of 2017 due to increased revenues and continued cost efficiency in Gaia’s original content investments. Gaia expects to maintain gross margins at this level through 2018.

Total operating expenses in the second quarter were $15.6 million compared to $12.0 million in the year-ago quarter. The increase was due to the planned marketing expense increases associated with accelerated subscriber growth. Customer acquisition costs as a percentage of streaming revenues declined to 85% in the second quarter of 2018 from 99% in the year-ago quarter, despite increasing the subscriber growth rate to 68% in the current quarter from 64% in the year-ago quarter.

Net loss in the second quarter was $6.3 million, or $(0.35) per share, compared to a net loss of $6.3 million, or $(0.42) per share, in the year-ago quarter.

As of June 30, 2018, Gaia had $41.2 million in cash and no debt.

Conference Call

Gaia is hosting a conference call today, August 6, 2018, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 394-8218 (or (323) 701-0225 for international callers), passcode 1819991. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until August 20, 2018, by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 1819991.

Exhibit 99.1

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in three primary channels—Seeking Truth, Transformation and Yoga—to its subscribers in 180 countries with over 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

Exhibit 99.1

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net revenues
Streaming	$10,000	$6,057	$19,138	$11,266
DVD subscription and other	460	501	937	1,076
Total net revenues	10,460	6,558	20,075	12,342
Cost of revenues
Streaming	1,290	844	2,471	1,585
DVD subscription and other	86	67	177	145
Total cost of revenues	1,376	911	2,648	1,730
Gross profit	9,084	5,647	17,427	10,612
Expenses:
Selling and operating	14,253	10,562	29,063	21,028
Corporate, general and administration	1,340	1,439	2,751	2,792
Total operating expenses	15,593	12,001	31,814	23,820
Loss from operations	(6,509)	(6,354)	(14,387)	(13,208)
Interest and other income, net	160	44	177	88
Loss before income taxes	(6,349)	(6,310)	(14,210)	(13,120)
Income tax benefit	—	—	(1,826)	(629)
Net loss	$(6,349)	$(6,310)	$(12,384)	$(12,491)
Loss per share
Basic and diluted	$(0.35)	$(0.42)	$(0.74)	$(0.82)
Weighted-average shares outstanding:
Basic and diluted	17,890	15,157	16,627	15,155

Exhibit 99.1

GAIA, INC.

Condensed consolidated balance sheets

	June 30,	December 31,
(in thousands)	2018	2017
ASSETS	(unaudited)
Current assets:
Cash	$41,160	$32,778
Accounts receivable	1,322	1,055
Prepaid expenses and other current assets	2,977	3,082
Total current assets	45,459	36,915
Building and land, net	19,628	17,028
Media library, software and equipment, net	24,033	20,387
Goodwill	10,609	10,609
Investments and other assets	12,743	12,040
Total assets	$112,472	$96,979
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$5,956	$16,848
Deferred revenue	4,424	3,316
Total current liabilities	10,380	20,164
Deferred taxes	164	663
Total equity	101,928	76,152
Total liabilities and equity	$112,472	$96,979

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